Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-196648 on Form N-2/A of our report dated May 30, 2014, relating to the financial statements and financial highlights of Lazard Alternative Strategies 1099 Fund (the “Fund”) for the year ended March 31, 2014, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

July 23, 2014